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                                                                   EXHIBIT 10.61

                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into effective as of March 29, 2004 (the "Effective Date") by and between Critical Path, Inc. (the "Company") and Mark Ferrer ("Executive") (collectively referred to herein as the "Parties")

The Company desires to appoint Executive to the position of Chief Executive Officer ("CEO") for an indeterminate term and to have the benefits of his expertise and knowledge. Executive, in turn, desires to be employed by the Company as its CEO. The Parties, therefore, enter into this Agreement to establish the terms and conditions of Executive's employment with the Company.

In consideration of the mutual covenants and representations contained in this Agreement, the Company and Executive agree as follows:

1. EMPLOYMENT OF EXECUTIVE; DUTIES. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, as the CEO of the Company. In his role as CEO, Executive shall report to the Board of Directors (the "Board"). As the CEO, Executive's key duties will include the normal and customary duties of such position and such other duties as the Board shall determine from time to time. Executive will use his specialized expertise, independent judgment and discretion in executing his job duties. Executive shall devote all of his working time, interest and efforts reasonably necessary to the fulfillment of his duties and responsibilities under this Agreement. It is acknowledged by the parties that such efforts will require travel in connection with performing Executive's duties hereunder. The Executive may engage in non-competitive business or charitable activities for reasonable periods of time each month so long as such activities do not interfere with the Executive's responsibilities under this Employment Agreement.

2. EMPLOYMENT PERIOD. Executive shall serve as CEO until discharged by the Board or his employment is otherwise terminated pursuant to Section 12 below.

3. PLACE OF EMPLOYMENT. Executive understands and agrees that his services will be performed at the Company's principal offices in San Francisco, California (the "Bay Area") as well as at a Company corporate office to be established in the Washington DC/Northern Virginia area (the "DC Office"). It is the Company's current intention that, within six months of the commencement of Executive's employment under this Agreement, it will develop a presence in the DC Office which may include representatives from various departments or business units within the Company, and the Executive is authorized to develop the DC Office in his reasonable discretion (subject to the approval of the Board). It

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is agreed that the rights and obligations provided in this Section shall constitute material terms of this agreement.

4. BASE SALARY. During his employment as CEO, the Company shall pay Executive at the rate of Three Hundred Seventy-Five Thousand Dollars ($375,000) per year, to be paid in accordance with the Company's standard payroll practices (the "Base Salary"). Executive's salary shall be subject to annual review, based on corporate policy and contributions made by Executive to the Company. Based upon such annual review, Executive's salary may be increased, but cannot be decreased.

5. BONUS COMPENSATION. Provided Executive's employment has not been terminated by the Company for Cause or by the Executive without Good Reason, Executive will be eligible to earn and receive annual bonus compensation, payable in cash as soon as practicable following completion of the Company's audited financial statements for each full fiscal year, commencing with the 2004 fiscal year, subject to the following:

Executive is eligible for a target annual bonus of 50% of Base Salary (using the rate of Base Salary as of the end of the applicable fiscal year) upon achieving performance objectives that were established by the Board (or a committee of the Board). The actual amount of the bonus paid to Executive, if any, shall be determined by the Board (or a committee of the Board) and such bonus amount may be as high as 150% of Base Salary for achievement of extraordinary performance. The milestones for bonus awards at both the 50% and 150% levels shall be mutually agreed upon by the Executive and the Board, and the parties agree that the milestones for 2004 shall be set within 90 days after Executive commences his employment. In future years, the milestones will be identified within 90 days of the commencement of the relevant fiscal year.

6. EQUITY COMPENSATION. Executive will be granted compensatory equity which shall be conditioned on Executive's execution of agreements with the Company documenting the terms and conditions of such grants. All compensatory equity grants shall also be subject to the terms and conditions of the applicable granting plan ("Stock Plan") and Company policies, including without limitation, the Company's insider trading policy.

         6.1 Stock Options. On the Effective Date of this Agreement, Executive shall receive a stock option grant enabling Executive to purchase up to one and one-half percent (1.5%) of the Company's outstanding common shares on a "Diluted" basis measured as of the Effective Date. These options shall be incentive stock options to the maximum extent allowed by the tax code. For purposes of this Agreement, "Diluted" means giving effect to the possible conversion of debt instruments and

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preferred shares into common shares, as well as all other convertible instruments including the possible exercise of all outstanding stock options, but not including the grants to Executive. The granted stock options shall have a ten year term and shall vest 12.5% on the date that is six (6) months after the Effective Date and thereafter shall vest on a pro-rata monthly basis over the ensuing forty-two (42) months. Vesting shall cease upon the termination of Executive's employment and service as a Board member (collectively "Service") and such unvested options shall also then be immediately canceled and forfeited to the Company without consideration. The per share option exercise price shall be equal to the fair market value of a Company common share on the date of option grant. All unexercised stock options shall expire on the earlier of (i) the tenth anniversary of the date of grant, (ii) twelve months after cessation of Executive's Service, (iii) the date of termination of Executive's employment (and/or service as a Board member) by the Company for Cause or (iv) such other date provided under the terms of the Stock Plan or applicable agreement. Except as provided herein, this stock option grant shall be governed by the terms of the Stock Option Agreement, executed by the parties, in the form attached hereto.

         6.2 Restricted Stock. On the Effective Date of this Agreement, Executive shall receive a grant of restricted Company common shares in an amount equal to one percent (1%) of the Company's outstanding common shares on a Diluted basis measured as of the Effective Date. Such restricted stock shall vest 12.5% on the date that is six (6) months after the Effective Date and thereafter shall vest on a pro-rata quarterly basis over the ensuing fourteen quarters. All unvested restricted shares shall be held in escrow by the Company. Vesting shall cease upon the termination of Executive's Service and such unvested shares shall then be immediately forfeited to the Company without consideration. Executive must timely satisfy all tax withholding obligations resulting from vesting of the restricted stock before the release from escrow of any vested shares to Executive. Except as provided herein, this restricted stock grant shall be governed by the terms of the Restricted Stock Agreement, executed by the parties, in the form attached hereto.

         6.3 Additional Equity Grants. As soon as reasonably practicable following completion or termination of the Company's proposed rights offering to shareholders to acquire Series E Redeemable Convertible Preferred Stock, the Company will make a second grant of stock options and restricted stock to Executive if necessary so that Executive's aggregate equity stake is 2.5% of the Company's outstanding common shares on a Diluted basis. The terms and conditions for these second grants shall be as provided for the grants specified in Sections 6.1 and 6.2

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provided, however, that the fair market value of a common share and the vesting start dates for the second grants will each be based on the date of the second grants. In addition, (i) the number of shares underlying the stock options granted under this Section 6.3 shall be such that the sum of the stock option shares granted under Sections 6.1 and 6.3 equals one and one-half percent (1.5%) of the Company's outstanding common shares and (ii) the number of restricted shares granted under this Section 6.3 shall be such that the sum of the restricted shares granted under Sections 6.2 and 6.3 equals one percent (1%) of the Company's outstanding common shares, each on a Diluted basis measured as of the date of second grant.

7. CORPORATE ACCOMMODATIONS; EXPENSES. During such time period that Executive has not relocated his principal residence to the Bay Area and when Executive is performing Company business in the Bay Area, the Company shall: (i) provide Executive with the use of a corporate apartment in the Bay Area for Executive to reside in during his time in the Bay Area (not to exceed $3,000 per month), (ii) pay for Executive's coach air travel to the Bay Area and (iii) provide Executive with auto transportation in the Bay Area in the form of a car lease not to exceed $500 per month.

Executive will also be reimbursed for all reasonable and necessary business expenses (including, but without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company. Such reimbursements shall be in compliance with Company policy and any applicable laws and regulations.

8.       EMPLOYEE BENEFITS.

         8.1. Benefits. While Executive is employed by the Company, Executive will be entitled to participate in the same employee benefits plans generally available to the Company's other executive and managerial employees, subject to the terms of the applicable plans, including: (i) all health insurance benefits provided to the Company's exempt employees; (ii) paid vacation in accordance with the Company's policies and procedures in effect with respect to the Company's other senior officers (for which the days selected for Executive's vacation shall be scheduled at a mutually agreeable time for the Company and Executive); and (iii) eligibility to participate in any profit sharing or other retirement plan maintained by the Company for its executive employees.

         8.2. Insurance. During Executive's employment as CEO, the Company shall maintain life insurance coverage for Executive in an amount equal to two times Base Salary.

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9.       INDEMNIFICATION BY THE COMPANY. To the extent Executive is acting as a director, manager, officer, or employee of the Company or fiduciary of any employee benefit plan, or serving or having served any other entity as a director, manager, officer, or executive or fiduciary of any employee benefit plan at the Company's request, he shall be indemnified and held harmless by the Company, to the fullest extent allowed by law, the Company's charter and by-laws.

Executive shall be entitled to coverage under the Company's directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Company. After Executive is no longer CEO, the Company shall keep in effect its standard post-employment coverage on Executive.

10. NON-DISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION. Executive acknowledges and agrees that during his employment with the Company, he will have access to, or become acquainted with the Company's "Confidential and Proprietary Information." "Confidential and Proprietary Information" includes, but is not limited to:

     a. The Company's trade secrets;

     b. Information developed by or on behalf of the Company such as financial information, billing information, marketing strategies, price lists, research, pending products and proposals, and proprietary materials; or

     c. Information of or concerning third parties including customers, suppliers and business partners, customer lists, supplier lists, as well as financial and billing information, and information about employees of the Company, including salaries and personnel data.

Executive agrees that at all times during his employment and after his employment ends, he will protect the confidentiality of Confidential and Proprietary Information and will not directly use or disclose any Confidential and Proprietary Information except as may be necessary in connection with any services Executive provides to the Company.

Executive further agrees that all the Company property and documents provided to him, including Confidential and Proprietary Information produced by him or others in connection with his employment with the Company, including copies or summaries thereof, shall remain the sole property of the Company and shall be returned promptly to the Company upon request and/or when he leaves the employment of the Company, including but not limited

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to, internal, proprietary, financial, technical, employee, sales, and marketing information.

11. DEVELOPED INFORMATION. Executive agrees to promptly disclose and assign to the Company, the rights to all ideas, improvements, inventions, programs, surveys, trade secrets, know-how and data, whether or not patentable or registrable under copyright or similar statutes that Executive makes, conceives, reduces to practice or learn during Executive's employment which (a) are within the scope of his employment and are related to or useful in the business of the Company or its actual or demonstrably anticipated activities, or (b) result from tasks assigned to Executive by the Company, or (c) are funded by the Company, or
(d) result from use of premises owned, leased or contracted for by the Company (hereinafter "Developed Information"). Such disclosure shall continue for one
(1) year after termination of Executive's employment with respect to anything that would be Developed Information if made, conceived, reduced to practice or learned during the term of his employment. No assignment in this Agreement shall extend to Company Inventions the assignment of which is prohibited by California Labor Code Section 2870.

12. TERMINATION OF EMPLOYMENT. Executive agrees that upon termination of his employment for any reason, he will be deemed to have voluntarily resigned from all offices, directorships or positions with the Company and any of its affiliates. Executive further agrees to cooperate with the Company to effect such resignations and to complete and execute any documentation requested by the Company.

         12.1 At-Will Employment. Executive's employment pursuant to this Agreement is "at-will." As such, either the Company or Executive shall have the right to terminate Executive's employment under this Agreement at any time, for any reason, with ten (10) business days advance written notice to the other party (or such other notice period expressly set forth below).

         12.2 Severance. If Executive's employment is terminated by the Company without Cause or due to Executive's "disability" (as such term is defined under Internal Revenue Code Section 22(e)(3)), but not because of Executive's death, or if Executive resigns his employment as a result of an uncured "Constructive Termination" (collectively, a "Qualifying Termination") then, subject to Section 12.3, Executive shall be offered the following:

     a. Twelve (12) monthly, substantially equal, payments that in the aggregate equal: (i) Base Salary plus (ii) a pro-rata payment (based on the number of days Executive served as CEO in the fiscal year of termination) of

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     Executive's actual bonus (if any) paid to him under Section 5 for the fiscal year prior to the year of termination;

     b. Continuation of group health benefits (excluding life insurance and disability) provided by the Company for up to twelve (12) months following termination of employment (where Executive will continue to pay his share of the applicable costs as if he were still an employee), with his qualifying event for purposes of COBRA being deemed to have occurred upon the expiration of this twelve (12) month continuation period; and

     c. Twelve (12) months of accelerated vesting of Executive's outstanding unvested stock options and unvested restricted shares.

         12.3 Change in Control. If a Qualifying Termination occurs within twelve (12) months after a "Change in Control" of the Company (as defined below) or if a Qualifying Termination occurs within three (3) months before a Change in Control that Executive can demonstrate would not have occurred absent such Change in Control, then in lieu of the severance payments and benefits offered by Section 12.2, Executive shall instead be offered the following:

     a. A single cash lump sum payment in an amount equal to 1.5 times Base Salary payable on the later of the (i) eighth day following Executive's execution (and non-revocation) of the "Release" (as defined in Section 12.9) or (ii) the date of the Change in Control;

     b. Continuation of group medical benefits (excluding life insurance and disability) provided by the Company for up to eighteen (18) months following termination of employment (where Executive will continue to pay his share of the applicable costs as if he were still an employee); and

     c. Accelerated vesting of (i) the greater of seventy-five percent (75%) or twelve (12) months of Executive's unvested restricted shares and (ii) twelve (12) months of accelerated vesting of Executive's outstanding unvested stock options.

Any payments that may have been previously paid to Executive under Section 12.2 shall be subtracted from payments to be made to Executive under Section 12.3. For purposes of this Agreement, a Change in Control shall mean the occurrence of any of the following events:

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     (i) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

     (ii) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

     (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power represented by the Company's then outstanding voting securities; or

     (iv) a change in the composition of the Board, as a result of which fewer than sixty-six percent (66%) of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

     Notwithstanding the foregoing, the term "Change in Control" shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

In the event that it is determined that any payment or distribution of any type to or for Executive's benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable

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pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then such payments or distributions or benefits shall be payable either: (x) in full or (y) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Executive shall receive the greater, on an after-tax basis, of (x) or (y) above.

         12.4 Cause. For purposes of this Agreement, "Cause" means that Executive has committed any one or more of the following (and which, in the case of Sections 12.4(b) or (d), remains uncured by Executive to the Board's satisfaction within fifteen (15) days of the Executive's receipt of the Company's written notice of such breach by Executive):

     a. Commission of a felony or an act constituting common law fraud;

     b. Intentional or willful misconduct or refusal to follow the lawful instructions of the Board;

     c. Intentional Breach of Company confidential information obligations which has a material adverse effect on the Company or its affiliates or stockholders; or

     d. A material breach of this Agreement.

     For these purposes, no act or failure to act shall be considered "intentional or willful" unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company. The Company may terminate Executive's employment for Cause at any time without advance notice in the cases of Sections 12.4(a) and 12.4(c).

         12.5 Constructive Termination. For purposes of this Agreement, Executive's resignation of employment as a result of "Constructive Termination" means that any of the following has occurred without Executive's consent (and which remains uncured by the Company within fifteen (15) days of the Company's receipt of the Executive's written notice of such breach by the Company):

     a. A material diminution in Executive's title, duties, or compensation;

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     b. Any change in ownership or corporate structure which results in
     Executive no longer being CEO of a stand-alone publicly traded company through no fault of Executive;

     c. The Company's material breach of this Agreement.

     d. failure of the Company to obtain or maintain coverage for Executive under an appropriate directors and officers liability insurance policy.

         12.6 Termination for Cause or Death. Upon any termination of Executive's employment (i) by the Company for Cause or (ii) due to the Executive's death, the Company will have no further obligation to make any payment to Executive, under this Agreement or otherwise, except for the Base Salary and vacation accrued as of the date of termination. In addition, Executive's entitlement to participate in any Company benefit plans shall immediately cease as of the date of termination, except as otherwise required by law, and all unvested compensatory equity (and unvested shares held in escrow) shall be immediately forfeited without consideration.

         12.7 Cooperation with Company. In connection with the termination of Executive's employment by either party, Executive shall cooperate fully with Company in providing an orderly transition of all Executive's pending work. Upon the mutual agreement of the Parties, Executive also may provide such full-time or part-time services as Company may reasonably require during all or any part of the period following any notice of termination given by either party. During his employment and thereafter, Executive shall also fully cooperate in the defense of any action brought by any third party against the Company that relates in any way to Executive's acts or omissions while employed by the Company or in the defense of any action brought by any third party relating to litigation pending against the Company as of the termination of Executive's employment, and the Company will reimburse Executive for the costs associated with this, including for any time spent on such matters subsequent to his termination. Executive will also submit any outstanding expense reports to the Company within fifteen (15) days after his termination of employment.

         12.8 Return of Company Property. Upon termination of Executive's employment, Executive shall promptly return all originals, copies and summaries of the Company's property in Executive's possession or control, including credit cards, telephone calling cards, keys, computers, cell phones, pagers, monitors, business cards, equipment, devices, vehicles, keys, and including materials, memoranda, records, reports, recordings, customer lists or other documents, and specifically including any documents or computer disks or records containing confidential

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information, trade secrets or other proprietary information. Executive will also no longer utilize any Company property and will not make or retain copies, reproductions or summaries of any such property.

         12.9 Conditions. Notwithstanding anything to the contrary, Executive's entitlement to any of the severance payments and benefits provided under Section 12 shall not begin until the eighth day after he executes (and does not revoke) a separation agreement (in a form prescribed by the Company) that will include without limitation a full release of all claims against the Company and its affiliates and affiliated persons within sixty days after termination of his employment (the "Release"). In addition, Executive must fully comply with his post-employment obligations to the Company in order to receive and continue to receive such payments/benefits. Any coverage provided by Section 12.2(b) or Section 12.3(b), as applicable, shall terminate if and when Executive is offered group medical coverage by another employer, but only to the extent that such coverage is reasonably comparable to the coverage provided by the Company and does not include any limitation affecting pre-existing conditions.

13. NATURE OF EMPLOYMENT. Executive represents to the Company that he has no other outstanding commitments and that he also is not subject to any agreements) inconsistent with any of the terms of this Agreement or the services to be provided in accordance with this Agreement. In addition, while employed with the Company, Executive shall not, whether for compensation or otherwise, directly or indirectly perform any services or acts for any person or entity who is in competition with any business, services or products being offered for sale or produced by the Company. Executive shall also not own an interest in, participate in or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal, of any corporation, partnership, proprietorship, firm, association, person, or other entity that directly or indirectly competes with the services and business of Company.

14.      NONSOLICITATION; NONDISPARAGEMENT.

         14.1 Clients. Executive understands and agrees that all customers or clients of the Company for which Executive provides services during Executive's employment are solely the clients of the Company and not of Executive. Executive agrees that both while employed and for a period of one (1) year after the termination of his employment for any reason, Executive shall not, either directly or indirectly, solicit business, as to products or services competitive with those of the Company, from any of the Company's clients or prospective clients. It shall not be a violation of this policy for Executive to solicit these

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clients or prospective clients in a manner that is not intended to reduce or otherwise adversely affect the amount of business they are doing with the Company.

         14.2 Employees. Executive understands and agrees that the Company has invested substantial time and effort and resources in assembling, training and managing its present staff of personnel, which constitutes a significant asset of the Company. Accordingly, Executive agrees that both while employed and for a period of one (1) year after the termination of his employment for any reason, Executive will not directly or indirectly induce or solicit or encourage any of the Company's employees to leave their employment with the Company. It shall not be a violation of this policy for Executive to place, or cause to be placed, an advertisement in a newspaper or other periodical of general circulation generally soliciting applicants for employment and to consider for employment any Company employees who respond to such advertisement, as long as such advertisement is not specifically targeted at Company employees.

         14.3 Nondisparagement. During the term of their employment relationship and at all times thereafter, and regardless of any dispute that may subsequently arise between the parties, the parties hereto mutually agree that they will not make or cause to be made any disparaging written or oral remarks or statements about the other, or, as applicable, their respective affiliates, employees, officers, directors, shareholders, agents, representatives, heirs, successors, assigns, service providers or suppliers or take any other action(s) that might be harmful to the business or reputation of such persons or entities.

15. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with the Company, with a copy to his counsel, or, in the case of the Company, to the General Counsel at the Company's principal executive offices.

16. BINDING AGREEMENT. This Agreement shall be binding upon Executive and the Company on and after the Effective Date. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company and any successor(s) or assign(s) of the Company.

17. INTEGRATION. This Agreement constitutes the entire understanding of Executive and the Company with respect to the subject matter herein and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof. To the extent any of the plans or

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agreements referenced herein are inconsistent with this Agreement, the terms of this Agreement shall control. This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the Parties.

18. CONSTRUCTION. Each party has reviewed this Agreement. Therefore the normal rule of construction that any ambiguity or uncertainty in any writing shall be interpreted against the party drafting the writing shall not apply to any action on this Agreement.

19. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

20. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable by any court of competent jurisdiction will immediately become null and void, leaving the remainder of this Agreement in full force and effect. Any such prohibition or unenforceability in any court of competent jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21. MANDATORY ARBITRATION. The Parties agree that any future controversy, claim or dispute arising out of or related to Executive's employment or the termination of his employment shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where Section 21(e) below specifically allows a different remedy.

         a. The Parties agree that the dispute shall be resolved by binding arbitration before a single arbitrator mutually agreed upon by the Parties and applying the Commercial Arbitration Rules of the American Arbitration Association. The Company shall bear the costs of the arbitration proceeding, but each party shall bear its own legal fees.

         b. The arbitrator shall have the authority to determine whether the conduct complained of violates the complainant's rights and, if so, to grant any relief authorized by law; subject to the exclusions of
         Section 21(e) below. The arbitrator shall not have the authority to modify, change, or refuse to enforce the terms of this Agreement.

         c. The arbitrator shall award the prevailing party in the arbitration its attorneys' fees.

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         d. Arbitration shall be the exclusive final remedy for any dispute between the Parties including but not limited to any disputes or claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress, or any other disputes.

         e. Notwithstanding the arbitration provisions set forth herein, the Parties reserve their right to seek an injunction or other equitable relief from a court with applicable authority. Executive acknowledges that in the event of any breach of any provision of Sections 10, 11, or 14 of this Agreement, the Company would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company shall be entitled to seek an injunction to prevent breach of this Agreement and to compel specific performance of this Agreement, in addition to any other remedy to which it may be entitled in law or equity. To the extent any portion of Sections 10, 11 or 14 of this Agreement is deemed by the court to be overly restrictive as to time, scope or geographical area, the Parties agree that the court shall have the authority to reform the unlawful provision to be in conformance with the law, with the Parties' agreement that Sections 10, 11 and 14 are to be given the fullest force and effect permissible by law.

         f. The arbitrator shall issue a written arbitration decision stating the arbitrator's essential findings and conclusions upon which any award is based. A party's right to review of the decision is limited to the grounds provided under applicable law. The Parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement.

22. WITHHOLDING. All payments or benefits made under this Agreement to Executive shall be subject to applicable tax withholding laws and regulations. Executive shall be required to fully satisfy any such withholding as a condition of receipt of any payments or benefits.

23. ATTORNEY FEES. The Company shall directly pay Executive's legal counsel an amount not to exceed $12,000 for reasonable fees and expenses incurred in connection with the negotiation and execution of this Agreement. Executive's counsel shall provide the Company with sufficiently detailed invoices (including task descriptions of work performed) itemizing such fees and expenses.

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

24. OUTSTANDING LITIGATION MATTERS. The Company acknowledges that it is not presently a party to any material litigation other than as described in the FY 2003 10-K filed with the Securities & Exchange Commissions on March 15, 2004. The Company further acknowledges that this representation was material to Executive's consideration of the Company's offer of employment hereunder, and that any misrepresentation regarding the pendency of litigation against the Company as of the date this Agreement is executed would constitute a material breach of this Employment Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

CRITICAL PATH, INC.                             MARK FERRER

By: /s/ Michael J. Zukerman                    /S/ Mark Ferrer
Its: Senior Vice President, General
     Counsel and Secretary
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